UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
May 31, 2011
FIRST NATIONAL MASTER NOTE TRUST
FIRST NATIONAL FUNDING LLC
FIRST NATIONAL BANK OF OMAHA
(Exact name of Issuing Entity, Depositor/Registrant and Sponsor, as specified in their respective charters)

Nebraska	000-50139	02-0598125 (First National Funding LLC)

(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1620 Dodge Street Stop Code 3395, Omaha, Nebraska	68197

(Address of principal executive offices)	(Zip Code)
(402) 341-0500
(Registrant’s telephone number, including area code)
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
     Reference is made to the Trust Agreement of First National Master Note Trust, a Delaware statutory business trust, dated as of October 16, 2002 between First National Funding, LLC, a Nebraska limited liability company, as Transferor (the “Transferor”) and Wilmington Trust Company, a Delaware banking corporation, as Owner Trustee (the “Trust Agreement”).
          M&T Bank Corporation (“M&T”) reported that effective May 16, 2011 MTB One, Inc., a wholly-owned subsidiary of M&T, merged with and into Wilmington Trust Corporation, the parent of Wilmington Trust Company, with Wilmington Trust Corporation continuing as the surviving corporation and a wholly owned subsidiary of M&T (the “Merger”).
          Prior to the Merger, on April 27, 2011 Wilmington Trust Company delivered a notice of resignation as owner trustee due to a downgrade in its rating from Standard & Poor’s Ratings Services (“Standard & Poor’s”). Wilmington Trust Company continued as owner trustee until the appointment of a successor owner trustee and acceptance of appointment by the successor owner trustee as provided by the Trust Agreement. As of May 16, 2011, as a result of the Merger, Standard & Poor’s raised its long-term credit rating of Wilmington Trust Company to “A” from “B”. Effective May 31, 2011, Wilmington Trust Company was appointed as successor owner trustee by the Transferor and Wilmington Trust Company accepted the appointment. Notice of the appointment is being sent to noteholders as required by the Trust Agreement.
Item 9.01. Financial Statements and Exhibits.
(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Not applicable.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 3, 2011	FIRST NATIONAL FUNDING LLC, as Depositor
	By:	First National Funding Corporation,
Managing Member

	By	/s/ Karlyn M. Knieriem
Karlyn M. Knieriem, Senior Vice President